May 21, 1997

Dear Fellow Stockholder:

         In our effort to keep you informed, the following is a copy of our press release announcing the decision by your Board of Directors not to pursue the expression of interest from Equis Financial Group to purchase your company for $5.00 per share:

FOR IMMEDIATE RELEASE

San Francisco, California, May 20, 1997 -- San Francisco based PLM International, Inc. (ASE:PLM) today announced that its Board of Directors has decided not to pursue the expression of interest from Equis Financial Group Limited Partnership to acquire all of the outstanding shares of common stock of PLM International through a "cash-out merger" at $5.00 per share. The Board's decision was based on numerous factors, including the current stock price, the Company's strategic plan and advice from its financial and legal advisors.

PLM International President and Chief Executive Officer Robert N. Tidball said, "We intend to continue our efforts to build value through our strategic plan. We are also committed to our previously announced stock repurchase program and have engaged Josephthal Lyon & Ross Incorporated to assist the Board in its review of financial and strategic alternatives."

PLM International is a diversified equipment leasing and management company providing services to transportation, industrial, and commercial companies. With a combined owned and managed portfolio of approximately $1.3 billion in equipment, PLM International operates one of the 25 largest asset leasing pools in the United States today. The Company specializes in creating equipment leasing solutions for domestic and international customers.

                                # # #

         Once again we urge you NOT to return the GREEN proxy card solicited by Equis, and to support your current Board of Directors. PLEASE SIGN, DATE, AND MAIL THE WHITE PROXY CARD TODAY.

         Should you have any questions, please contact PLM International Investor Services at (800) 626-7549 or MacKenzie Partners at (800) 322-2885. Thank you for your continued support.

                                  Sincerely,
                                  /s/ Robert N. Tidball
                                  --------------------------------------
                                  Robert N. Tidball
                                  President and Chief Executive Officer